Exhibit 5.1

Conyers Dill & Pearman Limited Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 1022, Hamilton HM DX, Bermuda Tel: +1 441 295 1422 Fax: +1 441 292 4720 conyersdill.com

29 August 2018

Matter No.:353735

Doc Ref: 14324119

+1 441 299 4903

niel.jones@conyersdill.com

Seadrill Limited

Par-la-Ville Place, 4th Floor

14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs,

Seadrill Limited (formerly known as New SDRL Limited, the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the United States Securities and Exchange Commission (the “Commission”) on 29 August 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 11,111,111 common shares, par value US$0.10 per share (the “Common Shares”), issuable pursuant to the Seadrill Limited Employee Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 28 August 2018, minutes of meetings of the directors held on 14 June 2018 and 28 June 2018, an extract from minutes of a meeting of the directors held on 16 August 2018 and certified by the Secretary of the Company on 28 August 2018 and written resolutions of its sole member dated 2 July 2018 (collectively, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that there is no provision of any award agreement or any sub-plan which would have any implication in relation to the opinions expressed herein; (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (h) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; (i) that shares of the Company will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of shares and securities of the Company given by the Bermuda Monetary Authority dated 11 June 2018 will not have been revoked or amended at the time of issuance of any Common Shares.

Any provision of a document governed by Bermuda law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, an agreement governed by Bermuda law may be amended orally despite any provision to the contrary in such agreement, and the question of whether any provisions of such an agreement which may be illegal, invalid or ineffective may be severed from the other provisions of such agreement would be determined by the courts at their discretion.

We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

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On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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